                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        INTERMEDIA COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        (INTERMEDIA COMMUNICATIONS LOGO)


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 25, 2000


To the Stockholders of Intermedia Communications Inc.:

         Notice is Hereby Given that the Annual Meeting of Stockholders of Intermedia Communications Inc. (the "Company") will be held at the Tampa
Marriot Waterside, 700 South Florida Ave., Tampa, Fl 33602, on Thursday, May 25, 2000, at 10:30 a.m. Eastern Daylight Savings Time, for the purposes set forth below:

         (1) To elect three directors, each for a term expiring in 2003 or when his successor has been duly elected and qualified;

         (2) To increase the number of shares of Common Stock authorized for issuance under the Company's 1996 Long-Term Incentive Plan from 10,000,000 to 13,750,000 shares;

         (3) To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

         (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on Tuesday, April 10, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

         MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. SHOULD YOU ATTEND IN PERSON, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.



                                    By Order of the Board of Directors



                                    ROBERT M. MANNING
                                    Secretary



April 28, 2000

                         INTERMEDIA COMMUNICATIONS INC.

                                PROXY STATEMENT

                              DATED APRIL 28, 2000

                         ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 25, 2000

         The enclosed form of Proxy is solicited by the Board of Directors (the "Board") of Intermedia Communications Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company to be held at Tampa the Marriot Waterside, 700 South Florida Ave., Tampa, Fl 33602, on Thursday, May 25, 2000, at 10:30 a.m. Eastern Daylight Savings Time, and at any and all adjournments thereof (the "Annual Meeting"). The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this Proxy Statement, is being paid by the Company. In addition, the Company may reimburse brokers and other persons holding stock in the name of nominees for their expenses incurred in sending proxy materials to their principals and obtaining their proxies.

         Stockholders of record as of the close of business on April 10, 2000 (the "Record Date"), are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding (i) 53,069,258 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and (ii) 200,000 shares of the Company's 7% Series G Junior Convertible Participating Preferred Stock, par value $1.00 per share (the "Series G Preferred Stock"), which as of Record Date were convertible into 5,555,556 shares of Common Stock (the "Series G Conversion Shares"), the only securities outstanding of the Company entitled to vote at the Annual Meeting. Each share of Common Stock outstanding entitles the holder thereof to one vote. Each share of Series G Preferred Stock outstanding is entitled to the number of votes per share equal to the number of shares of Common Stock issuable upon conversion of such share of Series G Preferred Stock (which is equal to an aggregate of 5,555,556 votes for the holders of the outstanding shares of Series G Preferred Stock). The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and Series G Conversion Shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes (i.e., shares of Common Stock or Series G Conversion Shares represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular voting matter) with respect to any proposal are counted as shares represented and voted at the Annual Meeting only for the purpose of determining the number of shares required to approve a proposal. However, shares of Common Stock and Series G Conversion Shares represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as a vote represented at the Annual Meeting for the purpose of determining the number of votes required to elect such nominee.

         Any stockholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation to the Company, Attention: Secretary, by filing a new written appointment of a proxy with an officer of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting. UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR BROKER NON-VOTES AS DESCRIBED ABOVE), SHARES REPRESENTED BY EFFECTIVE PROXIES WILL BE VOTED (I) FOR THE ELECTION OF MR. RUBERG, MR. CAMPBELL AND MR. SUTCLIFFE AS CLASS II DIRECTORS, (II) FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE PURSUANT TO AWARDS GRANTED UNDER THE COMPANY'S 1996 LONG-TERM INCENTIVE PLAN, AS AMENDED, (III) FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AND (IV) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

         The Company's principal executive offices are located at One Intermedia Way, Tampa, Florida 33647. This Proxy Statement and accompanying form of Proxy will be first mailed to stockholders on or about May 1, 2000. The Annual Report of the Company for the fiscal year ended December 31, 1999, accompanies this Proxy Statement but is not part of the proxy soliciting materials.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

         The number of directors is currently set at seven. The directors are divided into three classes: Class I, Class II and Class III. The members of each class are elected to serve a three-year term with the terms of office of the Class I, Class II, and Class III directors expiring at the Annual Meeting of Stockholders to be held in 2002, 2000, and 2001, respectively, or at such time as each director's successor has been duly elected and qualified. The Board has nominated David C. Ruberg, Philip A. Campbell and Ralph J. Sutcliffe as Class II directors for election to the Board at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders in 2003, or at such time as his successor has been duly elected and qualified.

         THE BOARD RECOMMENDS A VOTE FOR MR. RUBERG. IT IS INTENDED THAT PROXIES THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR THE NOMINEE WILL BE VOTED FOR THE ELECTION OF MR. RUBERG AS A CLASS II DIRECTOR. The affirmative vote of a plurality of the shares of Common Stock and Series G Conversion Shares represented and entitled to vote at the Annual Meeting is necessary to elect the nominee. If the nominee should become unable or unwilling for any reason before the Annual Meeting to serve as a director, the proxies will be voted for such substitute nominee as may be nominated by the current Board. The Board has no reason to expect that Mr. Ruberg will not be a candidate for director at the Annual Meeting.

         THE BOARD RECOMMENDS A VOTE FOR MR. CAMPBELL. IT IS INTENDED THAT PROXIES THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR THE NOMINEE WILL BE VOTED FOR THE ELECTION OF MR. CAMPBELL AS A CLASS II DIRECTOR. The affirmative vote of a plurality of the shares of Common Stock and Series G Conversion Shares represented and entitled to vote at the Annual Meeting is necessary to elect the nominee. If the nominee should become unable or unwilling for any reason before the Annual Meeting to serve as a director, the proxies will be voted for such substitute nominee as may be nominated by the current Board. The Board has no reason to expect that Mr. Campbell will not be a candidate for director at the Annual Meeting.

         THE BOARD RECOMMENDS A VOTE FOR MR. SUTCLIFFE. IT IS INTENDED THAT PROXIES THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR THE NOMINEE WILL BE VOTED FOR THE ELECTION OF MR. SUTCLIFFE AS A CLASS II DIRECTOR. The affirmative vote of a plurality of the shares of Common Stock and Series G Conversion Shares represented and entitled to vote at the Annual Meeting is necessary to elect the nominee. If the nominee should become unable or unwilling for any reason before the Annual Meeting to serve as a director, the proxies will be voted for such substitute nominee as may be nominated by the current Board. The Board has no reason to expect that Mr. Sutcliffe will not be a candidate for director at the Annual Meeting.


         The table below gives certain information concerning the nominees and the other directors:


                                                YEAR FIRST
                                                 ELECTED/
                                                NOMINATED               CLASS, NOMINEE OR
NAME                              AGE            DIRECTOR            CONTINUING DIRECTOR AND TERM
----                              ---            --------            ----------------------------

David C. Ruberg                   54            1993                 Class II Director with term
                                                                     expiring in 2000

John C. Baker                     50            1988                 Class III Director with
                                                                     term expiring in 2001

George F. Knapp                   68            1988                 Class I Director nominee for
                                                                     term expiring in 2002

Philip A. Campbell                63            1996                 Class II Director with term
                                                                     expiring in 2000

Ralph J. Sutcliffe                57            2000                 Class II Director with term
                                                                     expiring in 2000

James H. Greene, Jr.              49            2000                 Class I Director with term
                                                                     expiring in 2002

Alexander Navab, Jr.              34            2000                 Class III Director with term
                                                                     expiring in 2001


         DAVID C. RUBERG has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of communications equipment. Mr. Ruberg has served as director and Chairman of the Board of Directors of Digex, Incorporated since April 1999.

         JOHN C. BAKER has been a director of the Company since February 1988. Mr. Baker has been a president of Baker Capital Corp., an equity investment management firm, since September 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until August 1995. Mr. Baker is currently a director QS Communications AG, a German corporation. Mr. Baker has served as director of Digex, Incorporated since April 1999.

         PHILIP A. CAMPBELL has been a director of the Company since September 1996. Mr. Campbell is Chairman of Tele-Resources Inc. Mr. Campbell retired from Bell Atlantic as director, vice chairman and chief financial officer in 1991. Previously, he was president of New Jersey Bell, Indiana Bell and Bell Atlantic Network Services. Mr. Campbell has served as director of Digex, Incorporated since April 1999.

         GEORGE F. KNAPP has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee. Mr. Knapp has served as director of Digex, Incorporated since April 1999.

         RALPH J. SUTCLIFFE has been a director of the Company since January 2000. Mr. Sutcliffe has been a partner in the Corporate and Commercial Group of Kronish Lieb Weiner & Hellman LLP since 1977 and has been chairman of the group since 2000. Mr. Sutcliffe's primary areas of expertise include public and private placement of securities, mergers and acquisitions, and corporate restructurings.

         JAMES H. GREENE, JR. has been a director of the Company since February 2000 and is a member of KKR & Co., LLC, the limited liability company which serves as the general partner of KKR. From January 1, 1993 until January 1, 1996, he was a general partner of KKR. Mr. Greene is also a director of Accuride Corporation, Birch Telecom, Inc., CAIS Internet, Inc., Owens-Illinois, Inc., Safeway Inc., Shoppers Drug Mart, Inc. and Zhone Technologies, Inc.

         ALEXANDER NAVAB, JR. has been a director of the Company since February 2000. He has been a director of KKR since 1999, and an executive of KKR and a limited partner of KKR Associates 1996 L.P. since 1993. He is also a director of Birch Telecom, Inc., Borden, Inc., CAIS Internet, Inc., KSL Recreation Group, Inc., Regal Cinemas, Inc. and Zhone Technologies, Inc.


MEETINGS AND COMMITTEES OF THE BOARD

         During 1999, the Board held eleven meetings and took several actions by unanimous written consent. All of the directors were in attendance at more than 75% of the meetings of the Board as well as all meetings of each committee of the Board on which they served. The Board has an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"); the Board does not have a nominating committee.

         The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the recommendation to the Board as to the selection of the Company's independent auditors, the scope of the annual audit procedures, general accounting policy matters and the performance of the Company's independent auditors. The Audit Committee is currently comprised of Messrs. Knapp and Campbell. During 1999, the Audit Committee held two meetings.

         The Compensation Committee reviews and approves executive compensation policies and practices, reviews salaries and bonuses for certain officers of the Company, administers the Company's 1992 Stock Option Plan and the 1996 Long-Term Incentive Plan, and considers other matters referred to it by the Board. The Compensation Committee is comprised of Messrs. Baker and Knapp. During 1999, the Compensation Committee held seventeen meetings.

COMPENSATION OF DIRECTORS

         Each year, directors who are not employees of the Company receive options to purchase Common Stock pursuant to the Company's 1996 Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Each member of the Board who is not, on the date on which any option is to be granted to such member, an employee will be granted options in accordance with the formula specified within the Long-Term Incentive Plan. Options granted pursuant to the formula expire and cease to be of any force or effect on the earlier of the fifth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board. The directors who are not employees of the Company were granted the following options in 1999: in May 1999, Messrs. Knapp and Baker were granted options to purchase 2,000 shares of Common Stock at an exercise price of $28.875 per share, and in September 1999, Mr. Campbell was granted an option to purchase 2,000 shares of Common Stock at an exercise price of $26.00 per share, in each case the fair market value per share of the Common Stock on the grant date.

         Each director who is not also an employee of the Company, with the exception of Mr. Sutcliffe, receives a $12,000 annual retainer, $1,000 for each meeting (or $500 for each telephonic conference meeting) of the Board attended and $1,000 for each committee meeting (or $500 for each telephonic conference meeting) attended. Mr. Sutcliffe does not receive a retainer or compensation for attending meetings. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board.

         Pursuant to the certificate of designation governing the Series G Preferred Stock (the "Series G Designation"), until less than 100,000 shares of Series G Preferred Stock (out of 200,000 shares currently outstanding) remain outstanding, the holders of a majority of the outstanding Series G Preferred Stock, voting together as a single class, are entitled to elect two members to the Board. Effective February 17, 2000, James H. Greene, Jr. and Alexander Navab, Jr. (nominees of ICI Ventures LLC, the current holder of the Series G Preferred Stock ("ICI Ventures")) were appointed to the Board by the directors of the Company.

         Under the terms of the Purchase Agreement, dated January 11, 2000, between the Company and ICI Ventures, governing the sale by the Company of the Series G Preferred Stock to ICI Ventures, if at any time there are no longer more than 100,000 shares of Series G Preferred Stock outstanding, and at such time, (i) ICI Ventures and its affiliates hold in the aggregate at least 3,780,000 shares of Common Stock (assuming conversion of all shares of Series G Preferred Stock and exercise of all warrants held by ICI Ventures to purchase 2,000,000 shares of Common Stock), ICI Ventures will have the right to appoint two directors to the Board, or (ii) ICI Ventures and its affiliates hold in the aggregate at least 1,890,000 shares of Common Stock (assuming conversion of all shares of Series G Preferred Stock and exercise of all warrants held by ICI Ventures to purchase 2,000,000 shares of Common Stock), ICI Ventures will have the right to appoint one director to the Board. For so long as ICI Ventures shall be entitled to such rights to appoint members of the Board, the Company is required to cause the Board to consist of no more than 10 members (except upon certain events of default of the Series G Designation). Under certain circumstances, ICI Ventures (or a subsequent transferee of ICI Ventures) may assign to a transferee (or a subsequent transferee) its right to appoint members to the Board.

                               EXECUTIVE OFFICERS

         The names of the current executive officers of the Company together with certain biographical information for each of them is set forth below:


NAME                     AGE                                POSITION
----                     ---                                --------

David C. Ruberg          54         Chairman of the Board, President and Chief Executive Officer
Richard J. Buyens        43         Senior Vice President, Sales
Patricia A. Kurlin       45         Senior Vice President, General Counsel & Human Resources
Robert M. Manning        40         Senior Vice President, Chief Financial Officer and Secretary
Richard W. Marchant      43         Senior Vice President, Engineering


         DAVID C. RUBERG has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of communications equipment. Mr. Ruberg has served as director and Chairman of the Board of Directors of Digex, Incorporated since April 1999. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

         RICHARD J. BUYENS has served as Senior Vice President, Sales of the Company since January 1999. Prior to joining the Company, Mr. Buyens worked for AT&T for 18 years where he held a variety of positions including head of AT&T's Eastern Region Sales organization and Chief Financial Officer for AT&T's Commercial Markets. Mr. Buyens holds a B.S. in Marketing and an MBA in Finance from Northern Illinois University.

         PATRICIA A. KURLIN has served as Senior Vice President, General Counsel of the Company since November 1998 and as head of Human Resources since June 1999. Ms. Kurlin served as Vice President, General Counsel from June 1996 through November 1998. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel. Ms. Kurlin served as Director of Governmental and Legal Affairs at the Company from September 1993 to September 1995. Ms. Kurlin was a Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993. Ms. Kurlin received her J.D. from Florida State University and a B.S. degree from the University of South Florida.

         ROBERT M. MANNING has served as Senior Vice President, Chief Financial Officer of the Company since September 1996. Mr. Manning joined the Company from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Inc., Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning has served as director of Digex, Incorporated since January 2000. Mr. Manning is a graduate of Williams College.

         RICHARD W. MARCHANT has served as Senior Vice President, Engineering of the Company since March 1999 and as Vice President, Engineering from October 1998 through March 1999. Prior to joining the Company, Mr. Marchant worked for British Telecom for 25 years where he was responsible for strategic network planning including the introduction of international ISDN services, GSM and new carrier services. He was a key member that formed Concert with MCI in 1993, and led Concert's engineering efforts in the United States until October 1998. From 1988 to 1996, Mr. Marchant was Chairman of ITU committee WPII/1 and was responsible for international standards for numbering, routing, and interworking. Mr. Marchant holds a BA in Applied Math and Physics from Open University, Milton Keynes, UK

         No family relationship exists between any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

         The Compensation Committee is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and practices. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chairman of the Board and Chief Executive Officer and each of the other officers of the Company.

         The Company's executive compensation program is designed to enhance the value of the Company to stockholders and bondholders. This is accomplished through policies and practices which facilitate the achievement of the Company's performance objectives, provide compensation that will attract and retain the superior talent required by the Company's aggressive goals, and align the officers' interests with the interests of stockholders.

         The executive compensation program provides an overall level of compensation opportunity that is competitive within the communications industry, as well as with a broader group of companies of comparable size and complexity. The Compensation Committee uses its discretion to set individual executive compensation at levels warranted in its judgment by industry practice, company performance, individual performance, and internal equity. It is the Company's philosophy to target annual cash compensation in the average range and total compensation in the third quartile as compared to industry practice.

EXECUTIVE COMPENSATION PROGRAM

         The Company's executive compensation program is comprised of base salary, annual cash incentive compensation, stock options, restricted stock awards as well as various benefits (including medical insurance and a 401k plan) which are generally available to all employees of the Company.

         Base Salary

         Base salary ranges for the Company's officers are set relative to companies in the communications industry and other similar companies. In determining actual salaries, the Compensation Committee takes into account individual responsibilities, experience, performance and specific issues particular to the Company.

         Consistent with past practice, at the direction of the Compensation Committee, the Company's Human Resources department, with the assistance of an outside consultant firm (collectively, the "HR Group"), evaluated the salary range for each officer's position. The HR Group surveyed the compensation practices of communications companies with business lines comparable to those of the Company and a broader sample of high growth, technology companies with comparable current and projected revenues. The Compensation Committee determined that officers' salaries should be targeted within a range of 20% above and below the average salary for officers in comparable positions within the industry, based on the experience and performance of the individual officer. After reviewing the results of these surveys and the individual performance of officers, the Compensation Committee recommended, and the Board approved, base salary increases for the Company's officers in line with the aforementioned guidelines.

         Annual Cash Incentive Compensation

         To provide the Company's officers and other key employees with direct financial incentives to achieve the Company's annual and long-range goals, the Board currently maintains an annual performance based incentive compensation program for officers and other key employees. Early in each fiscal year, the Compensation Committee sets a target bonus amount for each officer. The Compensation Committee approves several shared corporate objectives, individual objectives, and targets for each objective for each officer. The achievement of these objectives determines the officer's eligibility to receive the target bonus.

         Stock Option Program

         The Company's 1992 Stock Option Plan and the Long-Term Incentive Plan (collectively, the "Plans") seek to align the long-term interests of officers, employees, directors, and consultants with the interests of stockholders. The Plans are designed to create a strong and direct link between compensation and stockholder return and to enable officers, employees, and directors to develop and maintain a significant, long-term ownership position in the Company. The Plans contribute to the Company's ability to attract and retain the best available personnel. They also provide additional incentive to officers, employees, directors and consultants to exert their maximum efforts toward the success of the Company.

         During 1999, the Board granted options to officers, employees, consultants, and directors to purchase shares of Common Stock. Total options granted, net of forfeitures, were 2,397,116 for the year. Options to purchase shares granted to officers were 618,944, net of forfeitures by exiting officers. In recommending option grants for officers, the Compensation Committee was guided by the number of options required to attract and retain officers with the talent, experience and skill required to help the Company achieve its goals and to insure that the interests of these officers are aligned with those of the stockholders. In granting options to existing officers, the Committee considered the industry practices for similar positions, each officer's individual performance, level of responsibility and the potential impact of their position on the Company's performance, each officer's potential, and the number of options previously granted to each officer.

         In January of 1999, the Board, on the advice of the Compensation Committee, offered employees the opportunity to have stock options granted between May 27, 1997 and January 22, 1999, re-priced to $14.00 per share, the closing price on January 22, 1999. Under this offer, employees could elect to have their options re-priced with the stipulation that all vested options at the time of the re-pricing would revert back to unvested options for one year. This offer was not extended to members of the Board, Senior Vice Presidents, or the CEO. A total of 2,046,455 options, or 65% of all eligible options, with a weighted average strike of approximately $23.00 were re-priced to $14.00 under this program. The offer to re-price options was deemed necessary to continue to provide the appropriate non-cash incentives to retain key employees during this tight labor market.

         Chief Executive Officer Compensation

         Consistent with past practice, at the direction of the Compensation Committee, the HR Group performed a detailed evaluation of Mr. Ruberg's compensation. This evaluation analyzed compensation of chief executive officers of communications companies with business lines comparable to those of the Company and high growth technology companies with comparable current and projected revenues. After reviewing the results of this evaluation, the performance of the Company under Mr. Ruberg's leadership, and the Company's aggressive plans for growth, the Compensation Committee recommended, and the Board approved, an increase of Mr. Ruberg's base salary to $625,000 , effective January 1, 2000. This increase places Mr. Ruberg's salary at well below the median level for comparable positions within the surveyed companies. Mr. Ruberg's base salary for 1999 was $525,000 per annum.

         Based on 1999 performance, the Compensation Committee recommended, and the Board approved, that Mr. Ruberg receive a cash incentive compensation bonus for 1999 of $206,719.

         The Compensation Committee believes that Mr. Ruberg's compensation package is in line with industry and market size standards and appropriate in light of his past performance and the Company's aggressive plans for growth.




                                          John C. Baker
                                          George F. Knapp

EXECUTIVE COMPENSATION

           The following table sets forth the cash and noncash compensation for each of the last three years awarded to or earned by the Chief Executive Officer and certain other executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                                                        LONG TERM
                                                ANNUAL COMPENSATION                              COMPENSATION AWARDS
                                                -------------------                              -------------------
                                                                                       RESTRICTED     SECURITIES
                                                                       OTHER ANNUAL      STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL                          SALARY      BONUS(1)       COMPENSATION      AWARDS         OPTIONS       COMPENSATION
POSITION                         YEAR        ($)          ($)              ($)            ($)             (#)              ($)
------------------               ----      -------      --------       ------------    ----------     -----------     ------------

David C. Ruberg                  1999      487,500           --            (2)             --         400,000           5,000(8)
   Chairman of the Board,        1998      400,000      275,000            (2)             --              --           9,273(8)
   Chief Executive Officer,      1997      310,000      580,000            (2)             --         400,000           4,750(8)
   and President

Alfred G. Binford(3)             1999      213,230       40,000            (2)             --         225,000          28,982(4)
   Senior Vice President,
   Chief Marketing Officer

Richard J. Buyens(5)             1999      238,362       75,000            (2)        150,000(6)      130,000          57,664(7)
   Senior Vice President,
   Sales

Patricia A. Kurlin               1999      240,000           --            (2)             --          80,000           5,329(8)
   Senior Vice President,        1998      174,913       47,360            (2)             --          55,000           2,066(8)
   General Counsel and           1997      126,667       23,000            (2)             --          10,000             414(8)
   Human Resources

Robert M. Manning                1999      312,500           --            (2)        150,000           2,712
   Senior Vice President,        1998      240,000      220,000            (2)         50,000           2,252
   Chief Financial               1997      200,000       35,000            (2)        780,000(9)      210,000(10)       1,500(8)
   Officer and Secretary



(1) Bonus figures represent amounts paid during listed fiscal year for prior fiscal year performance.

(2) The amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported during 1999, 1998 or 1997.

(3) Mr. Binford joined the Company in March 1999 and subsequently left the company in April 2000.

(4) Consists of reimbursement in the amount of $25,652 by the Company to Mr. Binford of his relocation expenses and contributions made by the Company to Mr. Binford's 401(k) plan.

(5)   Mr. Buyens joined the company in January 1999.

(6) The dollar amount listed represents the closing market price on the date of the grant ($15.00) multiplied by the number of shares awarded (10,000). On January 15, 1999, 10,000 restricted shares were awarded to Mr. Buyens, which vest in equal increments of 5,000 shares on January 15, 2000 and 2001. All such restricted shares vest only if Mr. Buyens is still an employee of the Company on each vesting date. Dividends will be payable on the restricted shares only to the extent that dividends are payable on the shares of Common Stock.

(7) Consists of a reimbursement in the amount of $55,210 by the Company to Mr. Buyens of his relocation expenses and contributions made by the Company to Mr. Buyens's 401(k) plan.

(8)  Consists of contributions made by the Company to 401(k) plans.

(9) The dollar amount listed represents the closing market price on the date of the grant ($13.00) multiplied by the number of shares awarded (60,000). In 1997, Mr. Manning was granted contingent restricted stock awards under the Long-Term Incentive Plan (the "1997 Manning Award") covering 60,000 shares of Common Stock (the "1997 Manning Restricted Shares"). Under the terms of the 1997 Manning Award, 1997 Manning Restricted Shares would be issued only if substantial specified increases in stockholder value were obtained by specified dates. During 1997, such specified increases were achieved by the specified dates and the 1997 Manning Restricted Shares were issued to Mr. Manning on August 26, 1997. Once issued, the 1997 Manning Restricted Shares were initially to vest in equal increments of 1,000 shares per month over the five year period subsequent to August 26, 1997. In December 1998, the Compensation Committee reevaluated the 1997 Manning Restricted Shares and 1996 restricted shares (together, the "Manning Restricted Shares"), a combined total of 130,000 shares. Beginning on January 1, 1999, the terms of the Manning Restricted Shares were revised to vest in quarterly installments 45 days after the end of each fiscal quarter over a 20 year period, subject to acceleration of the vesting schedule upon the attainment of certain goals. Certain of these goals were met in February and March of 2000, causing an acceleration of the vesting on 66% of the unvested Manning Restricted Shares. The Manning Restricted Shares become fully vested upon the occurrence of a change of control of the Company. All Manning Restricted Shares vest only if Mr. Manning is still an employee of the Company on each vesting date. Dividends will be payable on the Manning Restricted Shares only to the extent that dividends are payable on the shares of Common Stock. As of April 1, 2000, 29,800 Manning Restricted Shares are unvested.

(10) Includes options to purchase 170,000 shares of Common Stock which had been granted to Mr. Manning in a prior year and which originally were exercisable at an exercise price of $15.1875 per share. On May 21, 1997 the Company repriced the exercise price for options to purchase 1,187,900 shares, including these options, at $12.9375 per share, which was the market price of the Common Stock at the date of the re-pricing.

STOCK OPTION GRANTS

         The following table summarizes the grants of options during 1999 to Mr. Ruberg, Mr. Binford, Mr. Buyens, Ms. Kurlin and Mr. Manning and the value of these options at the end of 1999.

                              OPTION GRANTS IN 1999


                                       INDIVIDUAL GRANTS                                           POTENTIAL REALIZABLE
                                 ------------------------------                                      VALUE AT ASSUMED
                                  NUMBER OF        PERCENT                                         ANNUAL RATES OF STOCK
                                 SECURITIES    OF TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                                 UNDERLYING        GRANTED        EXERCISE                              OPTION TERM
                                   OPTIONS     TO EMPLOYEES IN      PRICE        EXPIRATION      ------------------------
NAME                             GRANTED(#)         1999           ($/sh)           DATE             5%            10%
----                             ----------    ----------------   --------       ----------      ---------      ---------
David C. Ruberg                   200,0000           3.10%         23.19         3/16/2009       2,916,499      7,390,981
                                  200,0000           3.10%         30.88         7/27/2009       3,883,424      9,841,360

Alfred G. Binford                  225,000           3.49%         20.78          3/5/2009       2,940,567      7,451,973

Richard J. Buyens                  100,000           1.55%         15.00         1/15/2009         943,342      2,390,614
                                    30,000            .46%         23.19         3/16/2009         437,475      1,108,647

Patricia A. Kurlin                  50,000            .77%         23.19         3/16/2009         729,125      1,847,745
                                    30,000            .46%         30.88         7/27/2009         582,514      1,476,204

Robert M. Manning                  150,000           2.32%         23.19         3/16/2009       2,187,374      5,543,235

      AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR END OPTION VALUES


                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                     VALUE OF
                                  SHARES                          UNEXERCISED OPTIONS             UNEXERCISED IN-
                                 ACQUIRED                              AT FISCAL               THE-MONEY OPTIONS AT
                                    ON                                YEAR END(#)               FISCAL YEAR END($)
                                 EXERCISE          VALUE             (EXERCISABLE/                 (EXERCISABLE/
NAME                                (#)          REALIZED           UNEXERCISABLE)               UNEXERCISABLE(1)
----                             --------        --------        --------------------         ----------------------
David C. Ruberg                     --              --             736,337/ 553,663           22,239,233 / 9,213,891

Alfred G. Binford                   --              --              33,750/ 191,250              600,118 / 3,400,673

Richard J. Buyens                   --              --              22,833/ 107,167              501,158 / 2,316,341

Patricia A. Kurlin                  --              --             71,332/  128,668            1,686,406 / 1,982,808

Robert M. Manning                   --              --             156,162/ 236,668            3,500,257 / 4,006,636

(1) Based on a year end closing price of $38.125 per share.

EMPLOYMENT AGREEMENTS

         MR. RUBERG is employed as President, Chief Executive Officer and Chairman of the Board of the Company pursuant to an employment agreement dated as of May 1, 1993, as amended from time to time (the "Agreement"). The Agreement provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation.") Either party may terminate the Agreement upon at least 15 days notice provided that, in the case of termination by the Company without cause, Mr. Ruberg is entitled to receive his base salary, together with fringe benefits, for either a 12 or 18 month period depending on certain factors set forth in the Agreement. Mr. Ruberg is subject to confidentiality during the employment term and at all times thereafter and non-competition restrictions during the employment term and for a period of 18 months following the termination of his employment. The non-competition restrictions apply to Florida and to any other state into which the Company plans, within the year following termination, to provide its services. Pursuant to the Agreement, Mr. Ruberg was granted a ten-year Option (the "Ruberg Option") to purchase 400,000 shares of Common Stock at an exercise price of $9.25 per share, exercisable as to 1/60 of the underlying shares on June 5, 1993 and exercisable as to 1/60 of the underlying shares on the fifth day of each subsequent month through May 5, 1998. Upon the occurrence of a change of control the Company, the unvested portion of the options granted to Mr. Ruberg before January 1, 1998 will become fully vested.

         Pursuant to a Restricted Share Agreement dated January 25, 1996, as amended from time to time, Mr. Ruberg was granted a contingent restricted stock award (the "Ruberg Award") covering 400,000 shares of Common Stock (the "Ruberg Restricted Shares"). Under the terms of the Ruberg Award, Ruberg Restricted Shares would be issued only if substantial specified increases in stockholder value were obtained by specified dates. These increases in shareholder value were obtained in 1997 and the Ruberg Restricted Shares were issued to Mr. Ruberg. The Ruberg Restricted Shares vest in equal quarterly installments over a twenty year period, with acceleration of vesting upon attainment of certain goals. Two of these goal were obtained in the first quarter of 2000 which accelerated the vesting of 66% of the unvested Ruberg Restricted Shares. All Ruberg Restricted Shares vest only if Mr. Ruberg is still an employee of the Company on each vesting date. Upon the occurrence of a change of control of the Company the unvested portion of the issued Ruberg Restricted Shares will become fully vested. As of April 1, 2000, 65,400 Ruberg Restricted Shares are unvested.

         In December of 1999, the Compensation Committee reevaluated the compensation terms of Mr. Ruberg's employment agreement. Pursuant to a December 1999 letter, if Mr. Ruberg is terminated by the Company for any reason other than cause, the Company will pay Mr. Ruberg's base salary for one year after termination. Upon a change of control of the Company, Mr. Ruberg will receive an amount equal to two times his base salary plus two times his target bonus immediately prior to the change of control.

         MR. BUYENS is employed as Senior Vice President, Sales of the Company pursuant to a letter agreement dated December 23, 1998, as amended from time to time (the "Buyens Letter"). The Buyens Letter provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation--Annual Cash Incentive Compensation.") Mr. Buyens was granted a ten-year Option (the "Buyens Option") to purchase 100,000 shares of Common Stock at an exercise price of $15.00 per share, exercisable as to 1/60 of the underlying shares on February 11, 1999 and 1/60 of the underlying shares on the eleventh day of each subsequent month through January 11, 2004. Upon the occurrence of a change of control of the Company, the unvested portion of the Buyens Option will become fully vested. At the same time, Mr. Buyens was granted a contingent restricted stock award covering 10,000 shares of Common Stock. Under the terms of the award, 5,000 of the restricted shares would be vested at the end of the first full year of employment and the remaining 5,000 shares would be vested at the end of the second full year of employment. Upon the occurrence of a change of control of the Company, the unvested portion of the issued restricted shares will become fully vested. Pursuant to the Buyens Letter, Mr. Buyens was also given a signing bonus of $75,000. Mr. Buyens can borrow an aggregate of $66,000 from the Company in connection with certain relocation expenses incurred by Mr. Buyens as a result of his commencement of employment with the Company. The aggregate amount borrowed by Mr. Buyens is forgiven ratably by the Company over the 12 month period at a rate of 1/12 per month commencing January 11, 1999. As of March 31, 2000 this balance has been paid in full. Pursuant to this arrangement, Mr. Buyens will be reimbursed for the payment of taxes on such relocation allowance.

         In December of 1999, the Compensation Committee reevaluated the compensation terms of Mr. Buyens's employment agreement. Pursuant to a December 1999 letter, if Mr. Buyens is terminated by the Company for any reason other than cause, the Company will pay Mr. Buyens's base salary for one year after termination. Upon a change of control of the Company, Mr. Buyens will receive an amount equal to two times his base salary plus two times his target bonus immediately prior to the change of control.

         MS. KURLIN is employed as Senior Vice President, General Counsel of the Company pursuant to a letter agreement dated November 10, 1998, as amended from time to time (the "Kurlin Letter"). The Kurlin Letter provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation--Annual Cash Incentive Compensation.") Pursuant to the Kurlin Letter, Ms. Kurlin was granted a ten-year Option (the "Kurlin Option") to purchase 40,000 shares of Common Stock at an exercise price of $18.1875 per share, exercisable as to 1/60 of the underlying shares on December 23, 1998 and 1/60 of the underlying shares on the twenty-third day of each subsequent month through November 23, 2003. Upon the occurrence of a change of control of the Company, the unvested portion of the Kurlin Option will become fully vested. In addition, upon the occurrence of a change of control of the Company, the unvested portion of the options granted to Ms. Kurlin before January 1, 1998 will become fully vested.

         In December of 1999, the Compensation Committee reevaluated the compensation terms of Ms. Kurlin's employment agreement. Pursuant to a December 1999 letter, if Ms. Kurlin is terminated by the Company for any reason other than cause, the Company will pay Ms. Kurlin's salary for one year following the date of termination. Upon a change of control of the Company, Ms. Kurlin will receive an amount equal to two times her base salary plus two times her target bonus immediately prior to the occurrence of the change of control.

         MR. MANNING is employed as Senior Vice President, Chief Financial Officer and Secretary of the Company pursuant to a letter agreement dated August 27, 1996, as amended from time to time (the "Manning Letter"). The Manning Letter provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation--Annual Cash Incentive Compensation.") In the case of the involuntary termination of Mr. Manning's employment by the Company for any reason other than misconduct, Mr. Manning is entitled to receive his base salary for a 12 month period and to receive executive level outplacement services. Pursuant to the Manning Letter, Mr. Manning was granted a ten-year Option (the "Manning Option") to purchase 170,000 shares of Common Stock at an exercise price of $15.375 per share, exercisable as to 1/60 of the underlying shares on September 27, 1996 and 1/60 of the underlying shares on the twenty-seventh day of each subsequent month through August 27, 2001. The exercise price for the Manning Option was reduced in May 1997 to $12.9375 per share. Upon a change of control of the Company, the unvested portions of the Manning Option will become fully vested. In addition, upon the occurrence of a change of control of the Company, the unvested portion of the options granted to Mr. Manning before January 1, 1998 will become fully vested. Mr. Manning was allowed to borrow an aggregate of $112,000 from the Company in connection with certain relocation expenses incurred by Mr. Manning as a result of his commencement of employment with the Company. The aggregate amount borrowed by Mr. Manning was to be forgiven ratably by the Company over the 12-month period at a rate of 1/12 per month commencing September 4, 1996. Pursuant to this arrangement, Mr. Manning was reimbursed for the payment of taxes on such relocation allowance.

         Pursuant to the Manning Letter, and an agreement dated May 21, 1997, as amended from time to time, Mr. Manning was also granted two contingent restricted stock awards (the "Manning Awards") covering a total of 130,000 shares of Common Stock (the "Manning Restricted Shares"). Under the terms of the Manning Awards, the Manning Restricted Shares would be issued only if substantial specified increases in stockholder value were obtained by specified dates. These goals were met in 1997. The Manning Restricted Shares vest in equal quarterly installments over a twenty-year period, with acceleration of vesting upon attainment of certain goals. Two of these goals were obtained in the first quarter of 2000 which accelerated the vesting on 66% of the unvested shares. All Manning Restricted Shares vest only if Mr. Manning is still an employee of the Company on each vesting date. Upon the occurrence of a change of control of the Company, the unvested portion of the issued Manning Restricted Shares will become fully vested. As of April 1, 2000, 29,800 Manning restricted shares are unvested.

         In December of 1999, the Compensation Committee reevaluated the compensation terms of Mr. Manning's employment agreement. Pursuant to a December 1999 letter, if Mr. Manning is terminated by the Company for any reason other than cause, the Company will pay Mr. Manning's base salary for one year after termination. Upon a change of control of the Company, Mr. Manning will receive an amount equal to two times his base salary plus two times his target bonus immediately prior to the occurrence of such change of control.

         MR. BINFORD was employed as Senior Vice President, Service Delivery of the Company pursuant to a letter agreement dated March 5, 1999, as amended from time to time (the "Binford Letter"). The Binford Letter provided for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation--Annual Cash Incentive Compensation.") In the case of the termination of Mr. Binford's employment by the Company without cause, Mr. Binford was entitled to receive his base salary for one year following the termination. Pursuant to the Binford Letter, Mr. Binford was granted a ten-year Option (the "Binford Option") to purchase 225,000 shares of Common Stock at an exercise price of $20.7812 per share, exercisable as to 1/60 of the underlying shares on April 29, 1999 and 1/60 of the underlying shares on the twenty-ninth day of each subsequent month through March 29, 2004. Upon the occurrence of a change of control of the Company, the unvested portion of the Binford Option was to become fully vested. Pursuant to the Binford Letter, Mr. Binford was given a signing bonus of $40,000. Mr. Binford could borrow an aggregate of $110,000 from the Company in connection with certain relocation expenses incurred by Mr. Binford as a result of his commencement of employment with the Company. The aggregate amount borrowed by Mr. Binford was to be forgiven ratably by the Company over the 12-month period at a rate of 1/12 per month commencing March 5, 1999. Pursuant to this arrangement, Mr. Binford was reimbursed for the payment of taxes on such relocation allowance.

         In December of 1999, the Compensation Committee reevaluated the compensation terms of Mr. Binford's employment agreement. Pursuant to a December 1999 letter, if Mr. Binford is terminated by the Company for any reason other than cause, the Company will pay Mr. Binford's base salary for one year after termination. Upon a change of control of the Company, Mr. Binford will receive an amount equal to two times his base salary plus two times his target bonus immediately prior to the change of control.

         In April 2000, Mr. Binford voluntarily terminated his employment with the Company. As a result, Mr. Binford was not entitled to any severance pay from the Company and was only entitled to purchase the stock underlying his option grants that had vested prior to such termination.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1999, the Compensation Committee was comprised of Messrs. Baker and Knapp. No member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

                              BENEFICIAL OWNERSHIP

         The following table sets forth, as of April 10, 2000, certain information with respect to (i) those persons or groups known to the Company to be the beneficial owners of more than five percent of the Common Stock, (ii) each of the directors of the Company, including the nominee for director, (iii) the Company's executive officers named in the summary compensation table, and
(iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.


                                                                               NUMBER OF       PERCENT OF
                                                                                 SHARES       COMMON STOCK
                                                        SECURITIES            BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL OWNER                            BENEFICIALLY OWNED           OWNED            OWNED
------------------------                         -----------------------      -------------   ------------
ICI Ventures LLC                                 Intermedia Common Stock      7,555,556 (1)       12.5%
   c/o Kohlberg Kravis Roberts & Co., L.P.
   9 West 57th Street
   New York, NY 10019

Massachusetts Financial Services Corp.           Intermedia Common Stock      4,483,826 (2)        8.5%
   500 Boylston Street
   Boston, MA 02116

Capital Research and Management Co.              Intermedia Common Stock      3,540,000 (3)        6.7%
   33 South Hope Street
   Los Angles, CA 90071

Wellington Management Co. LLP                    Intermedia Common Stock      2,823,782 (4)        5.3%
   75 State St.
   Boston, MA 02109

Putnam Investments, Inc.                         Intermedia Common Stock      2,672,035 (5)        5.0%
   One Post Office Square
   Boston, MA 02109

David C. Ruberg                                  Intermedia Common Stock      1,059,005 (6)        2.0%
John C. Baker                                    Intermedia Common Stock         82,228 (7)          *
George F. Knapp                                  Intermedia Common Stock         57,508 (8)          *
Philip A. Campbell                               Intermedia Common Stock         28,000 (9)          *
Ralph J. Sutcliffe                               Intermedia Common Stock        213,461 (10)         *
James H. Greene, Jr.                             Intermedia Common Stock          2,000 (11)         *
Alexander Navab, Jr.                             Intermedia Common Stock          2,000 (12)         *
Alfred G. Binford                                Intermedia Common Stock         52,501 (13)         *
Richard J. Buyens                                Intermedia Common Stock         41,167 (14)         *
Patricia A. Kurlin                               Intermedia Common Stock         87,666 (15)         *
Robert M. Manning                                Intermedia Common Stock        255,731 (16)         *
All executive officers and directors
  as a group (11 persons)                        Intermedia Common Stock      1,907,637 (17)       3.6%

*  Less than 1%

(1) Based upon information set forth in a Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on February 25, 2000. Consists of 5,555,556 shares of Common Stock issuable upon conversion of shares of Series G Preferred Stock and 2,000,000 shares of Common Stock issuable upon exercise of presently exercisable warrants. ICI Ventures is a limited liability company of which KKR 1996 Fund L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, and Robert I. MacDonnell. Mr. Greene is a director of the Company. Each of the individuals who are members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaim beneficial ownership. Mr. Alexander Navab, Jr., a director of the Company, is also a director of

     KKR and a limited partner of KKR Associates 1996 L.P. Mr. Navab disclaims that he is the beneficial owner of securities beneficially owned by KKR Associates 1996 L.P. KKR Partners II, L.P. owns less than a 4% membership interest in ICI Ventures LLC.

(2) Based upon information set forth in a Schedule 13G filed with the SEC on February 10, 2000.

(3) Based upon information set forth in a Schedule 13G filed with the SEC on February 14, 2000.

(4) Based upon information set forth in a Schedule 13G filed with the SEC on February 11, 2000.

(5) Based upon information set forth in a Schedule 13G/A filed with the SEC on February 17, 2000.

(6) Includes 183,400 shares owned, 65,400 shares subject to certain vesting requirements under the Award and 810,005 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 479,995 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(7) Includes 52,190 shares of Common Stock and 30,038 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter.

(8) Includes 9,570 shares of Common Stock and 47,938 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter.

(9) Includes 28,000 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter.

(10) Includes 11,461 shares owned, 2,000 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter, and 200,000 shares subject to warrants exercisable at $20.75 per share. Excludes 20,000 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(11) Includes 2,000 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 20,000 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(12) Includes 2,000 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 20,000 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(13) Includes 52,501 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 172,499 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(14) Includes 5,000 shares owned, 5,000 shares subject to certain vesting requirements, and 33,667 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 96,333 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(15) Includes 87,666 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 112,334 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(16) Includes 35,600 shares of Common Stock, 29,800 shares subject to certain vesting requirements under their awards and 190,331 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 202,499 shares subject to options that are not exercisable within 60 days of April 10, 2000.

(17) Includes 333,460 owned shares of Common Stock, 100,200 shares of Common Stock subject to certain vesting requirements under awards, and 1,473,977 shares subject to options exercisable as of April 10, 2000 or within 60 days thereafter. Excludes 1,080,829 shares subject to options that are not exercisable within 60 days of April 10, 2000.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company made advances to Mr. Ruberg for the payment of taxes resulting from the vesting of Ruberg Restricted Shares. The largest amount outstanding at any time since January 1, 1998 was $2,352,462. All advances have been paid in full.

         The Company made advances to Mr. Manning for the payment of taxes resulting from the vesting of Manning Restricted Shares. The largest amount outstanding at any time since January 1, 1998 was $1,073,842. All advances have been paid in full.

         The Company made advances to Mr. Buyens in connection with certain relocation expenses incurred by Mr. Buyens as a result of his commencement of employment with the Company. Since March 31, 2000 the largest amount outstanding was $55,210. The aggregate amount borrowed by Mr. Buyens is forgiven ratably by the Company over a 12-month period. Pursuant to this arrangement, Mr. Buyens will be reimbursed for the payment of taxes on such relocation allowance. As of March 31, 2000, 100% of this loan was forgiven.

         The Company made advances to Mr. Buyens for the payment of taxes resulting from the vesting of restricted shares issued pursuant to the Long-Term Incentive Plan. The largest amount outstanding at any time since January 1, 1998 was $82,195. All advances have been paid in full.

         The Company employs the law firm of Kronish Lieb Weiner & Hellman LLP for certain legal matters. Mr Sutcliffe is a partner of this firm.

         During the fourth quarter of 1998, the Company entered into a contract with Data Study, Inc. ("DSI"), a software implementation consulting firm. Baker Capital Corp., of which John Baker (a director of the Company) is a principal, owns approximately 24% of DSI. As of December 31, 1999, the Company paid approximately $7,080,000 to DSI for services rendered by DSI pursuant to the contract.

         On March 10, 2000, the Company entered into an agreement with Advanced Switching Communications, Inc. ("ASC") for the purchase of a minimum of $3 million of network equipment. Baker Capital Corp., of which John Baker is a principal, owns approximately 27% of ASC. In connection with the purchase agreement and to induce the Company to make additional purchases thereunder, the Company received a conditional warrant to purchase up to 125,000 shares of common stock of ASC at a price of $15.00 per share, which becomes exercisable in tranches if the Company purchases additional equipment from ASC within certain time periods. The Company can exercise the warrant as to 30,000 shares if it purchases at least $3 million of equipment from ASC within certain time periods.

                          COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative stockholder return on the Common Stock since December 31, 1994 with the cumulative total return on the NASDAQ Stock Market Index and NASDAQ Communications Industry Index over the same period (assuming an investment of $100 in the Common Stock, the NASDAQ Stock Market and NASDAQ Communications Stocks on December 31, 1994, and reinvestment of all dividends).


                                      12/94    12/95    12/96    12/97    12/98    12/99
                                      -----    -----    -----    -----    -----    -----
Intermedia Communications             $100     $149     $219     $517     $294     $661
NASDAQ Stock Market                   $100     $141     $173     $212     $297     $552
NASDAQ Telecommunications Stock       $100     $134     $139     $197     $323     $654

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To the Company's knowledge, based solely on review of the copies of reports furnished to the Company during 1999, all of it officers, directors and greater than ten-percent beneficial holders have complied with all applicable
Section 16(a) filing requirements.

                                  PROPOSAL TWO:

                  INCREASE THE NUMBER OF SHARES AUTHORIZED FOR
                ISSUANCE UNDER THE COMPANY'S LONG TERM INCENTIVE
                PLAN FROM 10,000,000 SHARES TO 13,750,000 SHARES

PROPOSED AMENDMENT

         In April 2000, the Board adopted, subject to stockholder approval, an amendment (the "Plan Amendment") to the Company's Long-Term Incentive Plan, as amended (the "Plan"), increasing the aggregate number of shares of Common Stock authorized for issuance under the Plan from 10,000,000 to 13,750,000. Based on the recommendation of the Compensation Committee, the Board believes that options and other stock awards have been, and will continue to be, an important compensation element in attracting and retaining key employees. With respect to grants of options using the 3,750,000 additional shares authorized by the Board in April 2000, the Compensation Committee will not authorize the amendment of any outstanding options to reduce their exercise price or cancel any options and replace them with options having a lower exercise price without stockholder approval, except in connection with a price adjustment permitted under the Plan upon the occurrence of certain corporate events such as a stock split, merger or similar event.

         As of March 31, 2000, options to purchase an aggregate of 6,930,517 shares of Common Stock were issued and outstanding with an average exercise price of $24.10 and remaining contractual life of 8.4 years under the Plan, and 1,053,894 shares of Common Stock remained available for future grants of options. In addition, as of March 31, 2000, options to purchase an aggregate of 896,483 shares of Common Stock having an aggregate market value of $43,311,335 were issued and outstanding with an average exercise price of $7.45 and remaining contractual life of 4.9 years under the Company's other Stock Option Plans and 234,224 shares of Common Stock remained available for future grants of options.

         If the Plan Amendment is approved, the Plan would cover an aggregate of 13,750,000 shares of Common Stock having an aggregate market value, as of March 31, 2000, of $664,296,875 and after taking into account awards made under the Plan through March 31, 2000, an aggregate of 4,802,894 shares having an aggregate market value as of March 31, 2000 of $220,010,004 would be available for future issuance.

         The Board believes that the increase in authorized shares is necessary to enable it to continue to make awards under the Plan to attract and retain key employees. The affirmative vote of a majority of shares of Common Stock present or represented by Proxy and entitled to vote at the Annual Meeting is required for approval of the Plan Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PLAN AMENDMENT

DESCRIPTION OF LONG-TERM INCENTIVE PLAN

GENERAL

         The Plan was adopted in 1996, and as amended in 1997, 1998 and 1999, provides for the grant of awards to acquire an aggregate of 10,000,000 shares of Common Stock (13,750,000 after approval of the Plan Amendment) to employees, officers or directors of, or consultants to, the Company or its subsidiaries. The Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs") and restricted stock. Officers, directors and consultants who are not also employees of the Company or any subsidiary thereof may only be granted Non-ISOs. As of March 31, 2000, the Company had granted the following awards under the Plan: options to purchase 1,645,000 shares and contingent restricted stock awards of 540,000 shares to the current executive officers, options to purchase 150,000 shares to the current directors who are not executive officers

         The Compensation Committee administers the Plan and has full power and authority to take any and all other actions deemed necessary or desirable for the proper administration of the Plan and the effectuation of its purposes. The Compensation Committee has authority to select those employees, officers, and consultants whose performances it determines significantly promote the success of the Company to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto, and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration. With respect to options, the Compensation Committee has the authority to determine who will receive options, the time at which options will be granted, the number of shares subject to any option, the exercise price of the option, the time or times that options will become vested or exercisable, and the duration of the option.

         AWARDS

         Non-Qualified and Incentive Stock Options. Options may be granted under the Plan. Awards may be ISOs or Non-ISOs. The exercise price of options will be set by the Compensation Committee and stated in the option agreement and may not be less than 100% of fair market value of the underlying shares on the date of grant. The exercise price may be paid in cash or by delivery of the Company's Common Stock or pursuant to a broker-assisted "cashless exercise" program if established by the Company. Such a program would enable an optionee to finance through an independent broker the exercise of his or her option and then either sell the shares of Common Stock underlying the option or hold them in an account with the broker who financed the exercise of such option. Options may also contain a stock appreciation right permitting the recipient to receive the difference between exercise price per share and the market value on the date of surrender

         Restricted Stock. Awards of Common Stock granted under the Plan may be subject to forfeiture until such restrictions, terms and conditions as the Compensation Committee may determine lapse or are fulfilled, as the case may be. Grants may consist of newly issued Common Stock, Common Stock held in treasury or a combination thereof. The Compensation Committee will determine how the price for the Common Stock, if any, may be paid. Generally a participant obtaining a restricted stock award will have all the rights of a shareholder while the Common Stock is subject to restrictions, including the right to vote the Common Stock and to receive dividends. Restricted Common Stock will be issued in the name of the participant and held in escrow until any applicable restrictions lapse or terms and conditions are fulfilled, as the case may be. Until the restrictions are eliminated, restricted Common Stock may not be transferred.

         Dividend Equivalent Award. The Compensation Committee may grant an award that represents the right to receive a dividend or its equivalent with respect to any new or previously existing award, which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the Common Stock delivered to the recipient, calculated from the date of award and accounted for as if reinvested in Common Stock on the dividend payment dates. This type of award may be paid in the form of Common Stock, cash or a combination of both.

         Stock Appreciation Rights. The Compensation Committee may award SARs, which may or may not be granted together with Options, under the Plan. Generally SARs permit the holder thereof to receive an amount (in cash, Common Stock or a combination thereof) equal to the number shares of Common Stock with respect to which SARs are exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price. In general, the exercise of any portion of the SARs or any related option will cause a corresponding reduction in the number of shares of Common Stock remaining subject to SARs and related option.

         Other Stock Based Awards. The Compensation Committee may grant Common Stock or other Common Stock based awards that are related to or similar to the awards described above.

         Formula Awards. The Plan provides automatic grants to Non-Employee Directors of the Company pursuant to a formula. The Plan provides that each member of the Board who is not, on the date on which any option is to be granted to such member pursuant to the formula, an employee (a "Non-Employee Director") will be granted options in accordance with the following formula: (i) an option to acquire 20,000 shares of Common Stock will be granted on the Grant Date (defined below) at the Exercise Price (defined below), which option will become exercisable, so long as the Non-Employee Director continues to be a member of the Board, as to one-third of the shares on the January 1 next following the Grant Date and an additional one-third of the shares on each January 1 thereafter; and (ii) an option to acquire 2,000 shares of Common Stock will be granted on the Grant Date and on each anniversary thereof at the Exercise Price, which options will be exercisable immediately upon grant. In the event a Non-Employee Director fails to attend at least 75% of the Board meetings in any calendar year commencing with calendar year 1996, such person automatically forfeits his right to exercise that portion of the option provided for in clause
(i) above that would have otherwise become exercisable on the next following January 1 which portion shall cease to be of any force or effect. For purposes of the formula, "Grant Date" means with respect to each Non-Employee Director the earlier of the date the Plan is approved by both the Board and the shareholders) or the date of his or her election to the Board and "Exercise Price" means (x) the closing market price of the Common Stock on the Grant Date, or, if there were no sales on such date, then the next preceding date on which such closing market price was recorded, with respect to each option granted pursuant to clause (i) above and (y) the closing market price of the Common Stock on each date of grant (or if there were no sales on such date, then on the next preceding date on which such closing market price was recorded) with respect to options granted pursuant to clause (ii) above. Options granted pursuant to the formula expire and cease to be of any force or effect on the earlier of the fifth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board.

         Change of Control. Unless otherwise specifically provided in any award under the Plan or a Plan participant's employment agreement, if within 12 months of a change of control of the Company, a Plan participant's employment or other relationship with the Company (or its subsidiaries) is terminated (i) by the Company (or a subsidiary) without cause, or (ii) by the Plan participant or the Company (or subsidiary) (x) as a result of the participant's authority being materially diminished or base pay being reduced, or (y) as a result of the participant being required by the Company (or subsidiary) to relocate to a different metropolitan area at least 60 miles away from the area in which such participant worked at the time of the change of control of the Company, then all awards issued under the Plan (other than certain restricted stock awards) shall become fully vested and immediately exercisable. Upon any such termination of a participant's employment, any options then held by the participant may be exercised (but not beyond the original exercise period provided for in the award) at any time within three months after such termination. In addition, options granted under the Plan subsequent to March 1999 will become fully vested one year following the occurrence of a change of control of the Company. Options issued to non-employee directors of the Company will become fully vested upon a change of control of the Company.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code, and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

         The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act (ERISA), nor is it qualified under Section 401(a) of the Code.

         Non-Incentive Stock Options. If an option is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the option is granted. On exercise of a stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a stock option will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the stock option.

         Incentive Stock Options. If an ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the holder will generally recognize ordinary income, and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

         Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Plan will be includible in the holder's ordinary income and the Company will be entitled to a deduction for such amount.

         Restricted Shares. If restricted shares are awarded in accordance with the terms of the Plan, no income will be recognized by such holder at the time such award is made. A Plan participant who is awarded restricted shares will be required to include in his ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, plus the amount of any dividend equivalents on such restricted shares, less any amount paid therefor, except that the holder may elect to include in his ordinary income, as compensation, at the time the restricted shares are first issued the fair market value of such restricted shares at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restriction will be includible in the holder's ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.



                                 PROPOSAL THREE:

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, at which time such representative will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000 requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by the Audit Committee of the Board.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                              STOCKHOLDER PROPOSALS

         Stockholders who wish to submit proposals for inclusion in the Proxy Statement for the Company's Annual Meeting to be held in 2001 must comply with and meet the requirements of Regulation 14A-8 of the Securities Exchange Act of 1934, as amended. That regulation requires, among other things, that any proposal to be included in the Company's Proxy Statement for its annual meeting in 2001, must be received by the Company at the Company's principal executive office, One Intermedia Way, Tampa, Florida 33647, Attention: Secretary, by December 29, 2000. In addition, if a stockholder presents a proposal for action at the Company's 2001 annual meeting without providing the Company with notice of such proposal by March 14, 2001, stock represented at such meeting by proxies solicited by the Board may be voted in the discretion of such proxy holders.



                                  OTHER MATTERS

         The Company knows of no matters other than the matters described above which will be presented at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons voting the proxies will vote them as they deem in the best interest of the Company.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                                      ROBERT M. MANNING
                                                           Secretary


April 28, 2000

PROXY


                         INTERMEDIA COMMUNICATIONS INC.
                    One Intermedia Way, Tampa, Florida 33647
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 25, 2000

The undersigned hereby appoints Robert M. Manning and Richard J. Buyens, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Intermedia Communications Inc. (the "Company") to be held on May 25, 2000, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

1.      ELECTION OF DIRECTORS.
        NOMINEES:
           Philip A. Campbell
           David C. Ruberg
           Ralph J. Sutcliffe
             [ ] FOR Nominees except as listed below.  [ ] AGAINST  [ ] ABSTAIN

         Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

-------------------------------------------------------------------------------

2. INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN FROM 10,000,000 SHARES TO 13,750,000 SHARES.
                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.
                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4.       ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
         If no specification is made, this proxy will be voted FOR Proposals 1, 2 and 3 listed above.

                                          Dated:                      , 2000
                                                ----------------------

                                          ----------------------------------
                                          Signature

                                          ----------------------------------
                                          Signature if held jointly

                                          Please sign exactly as name appears.
                                          For joint accounts, each joint owner
                                          must sign. Please give full title if
                                          signing in a representative capacity.

               [ ] PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING
  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE